Exhibit 10.32
SEVENTH AMENDMENT TO THE
PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN
(As amended and restated effective as of January 1, 2009)

(Amending to reflect QSERP Benefits payable to eligible participants under
The Prudential Merged Retirement Plan, as amended effective October 1, 2023)

Purpose and Background

A.The Prudential Supplemental Retirement Plan (“Supplemental Plan”) was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

B.    Pursuant to Resolutions adopted at a meeting on June 13, 2023, by the Compensation Committee (“Compensation Committee”) of the Board of Directors of The Prudential Insurance Company of America (“Prudential”), the Executive Vice President and Chief Human Resources Officer of Prudential (the “EVP HR”) has been directed and authorized to prepare and execute an amendment to The Prudential Merged Retirement Plan (“Merged Retirement Plan”) providing an additional benefit to eligible participants who also participate in the Supplemental Plan to the extent, and in an amount that is, in the opinion of the EVP HR, no more than the maximum amount that is allowable under the Internal Revenue Code governing qualified plans, is administratively practicable and, when aggregated with previously accrued benefits, would not result in a total accrued benefit being provided to an eligible participant in excess of the accrued benefits that would be provided under the Merged Retirement Plan and the Supplemental Plan as they existed prior to amendment.

C.    The EVP HR, on behalf of Prudential, has executed an amendment effective October 1, 2023, to the Merged Retirement Plan providing for an additional benefit to certain eligible participants in the Prudential Traditional Retirement Plan and the Prudential Cash Balance Plan.

D.    Pursuant to the Resolutions adopted by the Compensation Committee, the EVP HR is also authorized and directed to prepare and execute an amendment to the Supplemental Plan reflecting the changes made to the Merged Retirement Plan that affect the Supplemental Plan.

E.    The EVP HR, on behalf of Prudential, desires to amend the Supplemental Plan effective October 1, 2023, in accordance with the authorization provided by the Compensation Committee.

Resolution
Effective October 1, 2023, the Supplemental Plan is hereby amended as follows:

1.Section 2.02(e) of the Supplemental Plan is restated in its entirety to read as follows:

(e)    Hypothetical Total Benefit. Such Participant’s hypothetical retirement benefits that would be payable under the Retirement Plan: (1) without regard to the limit on compensation imposed by Code section 401(a)(17) (as reflected in the applicable provisions of the Retirement Plan); (2) without regard to the limits on benefits imposed by Code section 415(b) (as reflected in the applicable provisions of the Retirement Plan); (3) without regard to the “QSERP Accrued Amount” under subsection 806(a)(ii), (iii), or (iv) of the Prudential Traditional Retirement Plan, the “QSERP Pension Formula Amount” under subsection 806(b)(ii), (iii), or (iv) of the Prudential Traditional Retirement Plan, and the “QSERP Enhanced Pension Benefit” under Section 2804(b), (c), or (d) of the Prudential Traditional Retirement Plan (or any other amount determined with reference to them); (4) without regard to the “QSERP Credit Account” as defined in Section 3.1(e) of the Prudential Cash Balance Plan, the “QSERP Accrued Amount” in Section 1.30 of the Prudential Cash Balance Plan, the “QSERP Enhanced Pension Benefit” in Section 1.30 of the Prudential Cash Balance Plan, and the “QSERP Pension Formula Amount” in Section 1.54 of the Prudential Cash Balance Plan (or any other amount determined with reference to them); (5) by including as pensionable Earnings the amount of the deferred compensation under the Deferred Compensation Plan and the Prudential Supplemental Employee Savings Plan that would, but for the deferral of payment, constitute pensionable Earnings under the Retirement Plan (including such compensation that would have constituted Earnings had it not exceeded the limit on compensation imposed by Code section 401(a)(17) and determined without regard to the limits on benefits imposed by Code section 415(b)); and

2.     All capitalized terms not defined herein shall have the meanings ascribed to them in the Supplemental Plan.

3.     Except where otherwise expressly amended herein, the Supplemental Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: December 13, 2023	By:	/s/ Lucien A. Alziari
Lucien A. Alziari
Executive Vice President
Chief Human Resources Officer